Exhibit 10.2

Li-Cycle Holdings Corp.

207 Queens Quay West, Suite 590

Toronto, Ontario M5J 1A7

January 14, 2025

Glencore Canada Corporation

100 King Street West, Suite 6900

Toronto, ON, M5X 1E3

Re:	Consent and Waiver in respect of Senior Secured Glencore Note

Ladies and Gentlemen:

Reference is made to that certain senior secured convertible note, dated as of March 25, 2024, issued by Li-Cycle Holdings Corp., a corporation existing under the laws of the Province of Ontario (the “Company”), to Glencore Canada Corporation (the “Holder”) (such note and together with any payment-in-kind notes issued thereunder, referred to collectively as the “Senior Secured Glencore Note”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Senior Secured Glencore Note.

The Company intends to enter into that certain Underwriting Agreement with Aegis Capital Corp., providing for, among other things, the issuance by the Company of Series A Warrants in the form attached hereto as Exhibit A (the “Series A Warrants”), Series B Warrants in the form attached hereto as Exhibit B (the “Series B Warrants”) and Pre-Funded Warrants in the form attached hereto as Exhibit C (the “Pre-Funded Warrants” and together with the Series A Warrants and the Series B Warrants, the “Warrants”) to holders in a public underwritten offering with maximum gross proceeds of $22.5 million (inclusive of the underwriter’s 15% over-allotment option, the “Offering”). The consent and waiver by the Holder contained in this letter agreement applies solely to the Offering to be priced on January 15, 2024 and not to any future offering or unsold portion of the Offering contemplated hereby.

The issuance of the Warrants will constitute an issuance of Disqualified Capital Stock under the Senior Secured Glencore Note, which would require capacity under Section 1 of Annex A-2 for the incurrence of Indebtedness (the “Limitation on Incurrence of Indebtedness Covenant”). The Company has requested that the Holder consent to the issuance of the Warrants under the Limitation on Incurrence of Indebtedness Covenant and the Company’s compliance with certain other terms of the Warrants as set forth in Section 1(b) below.

In consideration of the rights and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder hereto agree as follows.

Section 1. (a) The Company hereby acknowledges and agrees that the Senior Secured Glencore Note shall continue in full force and effect, except as otherwise specifically set forth in clause (b) below, and this letter agreement will not constitute any other modification, amendment or waiver to the Senior Secured Glencore Note with respect to any other term or provision of the Warrants or the Company’s obligations thereunder.

(b)The Holder hereby acknowledges and consents to:

(i) the issuance by the Company of the Warrants as an incurrence of Disqualified Capital Stock and the Holder irrevocably waives any Default or Event of Default pursuant to the Limitation on Incurrence of Indebtedness Covenant which may occur as a result of the issuance of the Warrants;

(ii) the participation by the holders of the Warrants in dividends or other distributions declared by the Company to the holders of the Company’s common shares in accordance with Section 3(b) of the Warrants and the Holder hereby irrevocably waives any Default or Event of Default pursuant to Section 3(a) of Annex A-2 of the Glencore Senior Secured Note (the “Restricted Payments Covenant”) with respect to the participation by the holders of the Warrants in any such dividends or distributions. For the avoidance of doubt and without limitation, in no event shall this clause (b)(ii) be construed to constitute a waiver or modification of the Restricted Payments Covenant for any other purpose, including, without limitation, the Company’s ability to declare dividends or distributions to the holders of the Company’s common shares; and

(iii) the payment of cash or non-cash consideration upon the repurchase or exercise of Warrants in connection with a Fundamental Transaction (as defined in the Warrants) in accordance with Section 3(c) of the Warrants and the Holder hereby irrevocably waives any Default or Event of Default pursuant to the Restricted Payments Covenant and Section 3(b) of Annex A-2 of the Glencore Senior Secured Note which may occur as a result of the payment of cash consideration or the repurchase of Warrants upon a Fundamental Transaction, as the case may be, so long as, to the extent any Glencore Notes (as defined below) are outstanding immediately prior to the occurrence of a Fundamental Transaction, the Company shall have complied with its obligations to redeem the Glencore Notes in accordance with their terms in connection with such Fundamental Transaction prior to the Company paying cash or non-cash consideration upon the repurchase or exercise of Warrants in connection with the Fundamental Transaction to the Holder pursuant to Section 3(c) of the Warrants.

Section 2. No later than ten (10) Business Days after the sale of the Warrants, the Company shall amend the Senior Secured Glencore Note, the First A&R Note and the Second A&R Note (in each case as defined in the Senior Secured Glencore Note) and the form of warrants attached thereto (collectively, the “Glencore Notes”), to reflect any terms contained in the Warrants that are more favorable to the holders of the Warrants than those contained in the Glencore Notes to the extent requested by the Holder.

Section 3. The Holder hereby represents to the Company that this letter agreement has been duly authorized, executed and delivered by the Holder and constitutes a valid and binding obligation of the Holder enforceable against the Holder in accordance with its terms.

Section 4. The Company hereby represents to the Holder that this letter agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

Section 5. The following provisions from the Senior Secured Glencore Note shall be deemed incorporated, mutatis mutandis, into this letter agreement as if set forth herein: Section 20 (Dispute Resolution); Section 21(a) (Notices), and Section 24 (Governing Law).

Section 6. This letter agreement may be executed and delivered in one or more counterparts including by email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this letter agreement or any document to be signed in connection with this letter agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to execute and deliver this letter agreement by electronic means.

[Signature Page Follows]

Please evidence your agreement with the foregoing by executing this letter agreement and returning to the undersigned.

LI-CYCLE HOLDINGS CORP.

By:	/s/ Ajay Kochhar
Name: Ajay Kochhar
Title: President and CEO

ACNOWLEDGED AND AGREED as of the date first written above:

GLENCORE CANADA CORPORATION

By:	/s/ John Burton
Name: John Burton
Title: Authorised Signatory